EXHIBIT 99.1

For Immediate Release

AAM Reports Fourth Quarter and Full Year 2014 Financial Results

Non-GM sales grow nearly 30% on a year-over-year basis to $1.2 billion

Detroit, Michigan, February 23, 2015 -- American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today reported its financial results for the fourth quarter and full year 2014.
Fourth Quarter 2014 Results

•	Fourth quarter 2014 sales of $939.5 million, up approximately 13% on a year-over-year basis

•	Non-GM sales grew over 13% on a year-over-year basis to $317.2 million

•	Gross profit of $111.2 million, or 11.8% of sales

•	Net income of $13.2 million, or $0.17 per share

•
AAM's quarterly results reflect a non-cash charge of $35.5 million related to a voluntary one-time lump sum cash payment to certain eligible terminated vested participants in our U.S. pension plans (2014 Pension Payout Offer)

•
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, excluding the impact of the non-cash charge related to the 2014 Pension Payout Offer) of $135.1 million, or 14.4% of sales

•	Free cash flow (net cash provided by operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment and government grants) of $39.2 million
Full Year 2014 Results

•	Full year 2014 sales of $3.7 billion, up approximately 15% on a year-over-year basis

•	Non-GM sales grew nearly 30% on a year-over-year basis to $1.2 billion

•	Gross profit of $522.8 million, or 14.1% of sales

•	Net income of $143.0 million, or $1.85 per share

•	Adjusted EBITDA of $512.0 million, or 13.9% of sales

•	Free cash flow of $123.1 million

AAM’s net income in the fourth quarter of 2014 was $13.2 million, or $0.17 per share. In the fourth quarter of 2014, AAM's results reflect the impact of a non-cash charge of $35.5 million related to the 2014 Pension Payout Offer. This compares to net income of $29.8 million, or $0.39 per share, in the fourth quarter of 2013.

In the fourth quarter of 2013, AAM's results reflect the impact of $25.6 million of debt refinancing and redemption costs.

For the full year 2014, AAM’s net income was of $143.0 million, or $1.85 per share. This compares to net income of $94.5 million, or $1.23 per share in 2013.

On a full year basis in 2013, AAM incurred $36.8 million of debt refinancing and redemption costs and $5.8 million of other special items.

"2014 was a very successful year for AAM. AAM’s sales growth outpaced the industry in 2014 and our financial performance was highlighted by improved profitability and a positive inflection in cash flow generation," said AAM's Chairman, President and Chief Executive Officer, David C. Dauch. “As we look to the future, we remain focused on delivering our plan to sustain strong free cash flow performance while leveraging AAM’s technology leadership to develop innovative, market driven products to achieve profitable growth and business diversification."

Net sales in the fourth quarter of 2014 increased 13% to $939.5 million as compared to $831.3 million in the fourth quarter of 2013. Non-GM sales grew 13.2% on a year-over-year basis to $317.2 million in the fourth quarter of 2014 as compared to $280.1 million in the fourth quarter of 2013.

AAM's content-per-vehicle is measured by the dollar value of its product sales supporting our customers’ North American light truck and SUV programs. In the fourth quarter of 2014, AAM’s content-per-vehicle was $1,697 as compared to $1,579 in the fourth quarter of 2013. For the full year 2014, AAM's content-per-vehicle was $1,667 as compared to $1,550 in 2013.

Net sales for the full year 2014 increased by 15.2% to $3.70 billion as compared to $3.21 billion in 2013. Non-GM sales grew 29.5% on a year-over-year basis to $1.2 billion in 2014 as compared to $926.7 million in 2013.

AAM’s gross profit in the fourth quarter of 2014 was $111.2 million, or 11.8% of sales. For the full year 2014, AAM’s gross profit was $522.8 million, or 14.1% of sales.

In the fourth quarter of 2014, AAM’s operating income was $38.6 million, or 4.1% of sales. For the full year 2014, AAM’s operating income was $267.6 million, or 7.2% of sales.

AAM’s SG&A spending in the fourth quarter of 2014 was $72.6 million, or 7.7% of sales, as compared to $60.5 million, or 7.3% of sales, in the fourth quarter of 2013. AAM's R&D spending in the fourth quarter of 2014 was $27.3 million as compared to $24.0 million in the fourth quarter of 2013. Approximately $4.3 million of the non-cash charge for the 2014 Pension Payout Offer was recognized in SG&A.

AAM’s SG&A spending for the full year 2014 was $255.2 million, or 6.9% of sales, as compared to $238.4 million, or 7.4% of sales, for the full year 2013. AAM's R&D spending for the full year 2014 was $103.9 million as compared to $103.4 million in 2013.

Other income in the fourth quarter of 2014 was $6.4 million as compared to a loss of $0.5 million in the fourth quarter of 2013. For the full year 2014, other income was $6.9 million as compared to a loss of $1.9 million in 2013. The primary components of other income in 2013 and 2014 are foreign exchange gains and losses and earnings from our unconsolidated Hefei (China) joint venture.

In the fourth quarter of 2014, AAM’s net income was $13.2 million, or 1.4% of sales. Diluted earnings per share were $0.17 per share in the fourth quarter of 2014. For the full year 2014, AAM’s net income was $143.0 million, or 3.9% of sales. Diluted earnings per share were $1.85 per share for the full year 2014.

AAM defines EBITDA to be earnings before interest, taxes, depreciation and amortization. For 2014, adjusted EBITDA is defined as EBITDA excluding the impact of the non-cash charge related to the 2014 Pension Payout Offer.

In the fourth quarter of 2014, AAM’s Adjusted EBITDA was $135.1 million or 14.4% of sales. For the full year 2014, AAM’s Adjusted EBITDA was $512.0 million, or 13.9% of sales.

AAM defines free cash flow to be net cash provided by (or used in) operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment and government grants.

Net cash provided by operating activities for the full year 2014 was $318.4 million. Capital expenditures net of proceeds from the sale of property, plant and equipment and government grants, for the full year 2014 was $195.3 million. Reflecting the impact of this activity, AAM generated positive free cash flow of $123.1 million for the full year 2014.

A conference call to review AAM’s fourth quarter and full year 2014 results is scheduled today at 10:00 a.m. ET. Interested participants may listen to the live conference call by logging onto AAM's investor web site at http://investor.aam.com or calling (855) 681-2072 from the United States or (973) 200-3383 from outside the United States. A replay will be available from 2:00 p.m. ET on February 23, 2015 until 5:00 p.m. ET March 2, 2015 by dialing (855) 859-2056 from the United States or (404) 537-3406 from outside the United States. When prompted, callers should enter conference reservation number 34605151.

Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, AAM has provided certain information, which includes non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with Securities and Exchange Commission rules and is included in the attached supplemental data.

Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.

AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for light trucks, sport utility vehicles, passenger cars, crossover vehicles and commercial vehicles. In addition to locations in the United States (Michigan, Ohio, Pennsylvania and Indiana), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, Scotland, South Korea, Sweden and Thailand.

In this earnings release, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and relate to trends and events that may affect our future financial position and operating results. The terms such as “will,” “may,” “could,” “would,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “project,” "target," and similar words or expressions, as well as statements in future tense, are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and may differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: reduced purchases of our products by General Motors Company (GM), FCA US LLC, formerly known as Chrysler Group LLC (Chrysler), or other customers; reduced demand for our customers' products (particularly light trucks and sport utility vehicles (SUVs) produced by GM and Chrysler); Our ability to develop and produce new products that reflect market demand; lower-than-anticipated market acceptance of new or existing products; our ability to attract new customers and programs for new products; our ability to respond to changes in technology, increased competition or pricing pressures; our ability to achieve the level of cost reductions required to sustain global cost competitiveness; supply shortages or price increases in raw materials, utilities or other operating supplies for us or our customers as a result of natural disasters or otherwise; our ability to successfully implement upgrades to our enterprise resource planning systems; global economic conditions; risks inherent in our international operations (including adverse changes in political stability, taxes and other law changes, potential disruptions of production and supply, and currency rate fluctuations); liabilities arising from warranty claims, product recall or field actions, product liability and legal proceedings to which we are or may become a party, or the impact of product recall or field actions on our customers; our ability to maintain satisfactory labor relations and avoid work stoppages; our suppliers', our customers' and their suppliers' ability to maintain satisfactory labor relations and avoid work stoppages; our ability or our customers' and suppliers' ability to successfully launch new product programs on a timely basis; our ability to realize the expected revenues from our new and incremental business backlog; negative or unexpected tax consequences; price volatility in, or reduced availability of, fuel; our ability to consummate and integrate acquisitions and joint ventures; our ability to attract and retain key associates; our ability to protect our intellectual property and successfully defend against assertions made against us; availability of financing for working capital, capital expenditures, research and development (R&D) or other general corporate purposes including acquisitions, as well as our ability to comply with financial covenants; our customers' and suppliers' availability of financing for working capital, capital expenditures, R&D or other general corporate purposes; changes in liabilities arising from pension and other postretirement benefit obligations; risks of noncompliance with environmental laws and regulations or risks of environmental issues that could result in unforeseen costs at our facilities; adverse changes in laws, government regulations or market conditions affecting our products or our customers' products (such as the Corporate Average Fuel Economy (CAFE) regulations); our ability or our customers' and suppliers' ability to comply with the Dodd-Frank Act and other regulatory requirements and the potential costs of such compliance; and other unanticipated events and conditions that may hinder our ability to compete. It is not possible to foresee or identify all such factors and we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.

# # #

For more information...

Christopher M. Son
Director, Investor Relations,
Corporate Communications & Marketing
(313) 758-4814
chris.son@aam.com

Vitalie Stelea
Manager Investor Relations
(313) 758-4635
vitalie.stelea@aam.com

Or visit the AAM website at www.aam.com.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2014	2013	2014	2013
	(in millions, except per share data)		(in millions, except per share data)

Net sales	$939.5	$831.3	$3,696.0	$3,207.3

Cost of goods sold	828.3	704.4	3,173.2	2,728.6

Gross profit	111.2	126.9	522.8	478.7

Selling, general and administrative expenses	72.6	60.5	255.2	238.4

Operating income	38.6	66.4	267.6	240.3

Interest expense	(24.7)	(28.0)	(99.9)	(115.9)

Investment income	0.8	0.2	2.1	0.6

Other income (expense)
Debt refinancing and redemption costs	—	(25.6)	—	(36.8)
Other, net	6.4	(0.5)	6.9	(1.9)

Income before income taxes	21.1	12.5	176.7	86.3

Income tax expense (benefit)	7.9	(17.3)	33.7	(8.2)

Net income	$13.2	$29.8	$143.0	$94.5

Diluted earnings per share	$0.17	$0.39	$1.85	$1.23

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2014	2013	2014	2013
	(in millions)

Net income	$13.2	$29.8	$143.0	$94.5

Other comprehensive income (loss), net of tax
Defined benefit plans, net of tax	(49.0)	60.9	(42.7)	76.6
Foreign currency translation adjustments	(18.4)	(11.9)	(30.3)	(26.2)
Change in derivatives	(6.6)	0.2	(7.7)	(2.0)
Other comprehensive income (loss )	(74.0)	49.2	(80.7)	48.4

Comprehensive income (loss)	$(60.8)	$79.0	$62.3	$142.9

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2014	December 31, 2013
	(in millions)
ASSETS
Current Assets
Cash and cash equivalents	$249.2	$154.0
Accounts receivable, net	532.7	458.5
Inventories, net	248.8	261.8
Deferred income taxes	40.2	34.9
Prepaid expenses and other current assets	68.6	87.1
Total current assets	1,139.5	996.3

Property, plant and equipment, net	1,061.1	1,058.5
Deferred income taxes	368.8	341.8
Goodwill	155.0	156.4
GM postretirement cost sharing asset	274.5	242.0
Other assets and deferred charges	260.3	232.5
Total assets	$3,259.2	$3,027.5

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current portion of long-term debt	$13.0	$—
Accounts payable	444.3	437.4
Accrued compensation and benefits	109.1	110.1
Deferred revenue	22.1	17.0
Deferred income taxes	0.1	0.1
Accrued expenses and other current liabilities	98.6	94.1
Total current liabilities	687.2	658.7

Long-term debt	1,523.4	1,559.1
Deferred income taxes	9.1	9.8
Deferred revenue	94.2	76.4
Postretirement benefits and other long-term liabilities	831.9	683.0
Total liabilities	3,145.8	2,987.0

Total stockholders' equity	113.4	40.5
Total liabilities and stockholders' equity	$3,259.2	$3,027.5

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2014	2013	2014	2013
	(in millions)		(in millions)
Operating Activities
Net income	$13.2	$29.8	$143.0	$94.5
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	53.8	47.6	199.9	177.0
Other	19.8	43.3	(24.5)	(48.5)
Net cash provided by operating activities	86.8	120.7	318.4	223.0

Investing Activities
Purchases of property, plant & equipment	(50.3)	(73.7)	(206.5)	(251.9)
Proceeds from sale of property, plant & equipment	0.6	3.3	9.1	9.1
Proceeds from sale-leaseback of equipment	—	0.6	—	24.1
Proceeds from government grants	2.1	—	2.1	—
Net cash used in investing activities	(47.6)	(69.8)	(195.3)	(218.7)

Financing Activities
Net increase (decrease) in long-term debt and other	(5.3)	(11.0)	(22.0)	104.8
Debt issuance costs	—	(3.8)	(0.3)	(16.7)
Purchase of treasury stock	—	—	(0.3)	(0.4)
Employee stock option exercises	—	0.3	1.2	1.1
Net cash provided by (used in) financing activities	(5.3)	(14.5)	(21.4)	88.8

Effect of exchange rate changes on cash	(3.7)	(1.0)	(6.5)	(1.5)

Net increase in cash and cash equivalents	30.2	35.4	95.2	91.6

Cash and cash equivalents at beginning of period	219.0	118.6	154.0	62.4

Cash and cash equivalents at end of period	$249.2	$154.0	$249.2	$154.0

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Earnings before interest expense, income taxes and depreciation and amortization (EBITDA) and adjusted EBITDA(a)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2014	2013	2014	2013
	(in millions)		(in millions)

Net income	$13.2	$29.8	$143.0	$94.5
Interest expense	24.7	28.0	99.9	115.9
Income tax expense (benefit)	7.9	(17.3)	33.7	(8.2)
Depreciation and amortization	53.8	47.6	199.9	177.0

EBITDA	99.6	88.1	476.5	379.2

Debt refinancing and redemption costs	—	25.6	—	36.8
Other special charges and restructuring costs(b)	35.5	—	35.5	5.8

ADJUSTED EBITDA	$135.1	$113.7	$512.0	$421.8

Net debt(c) to capital

	December 31, 2014	December 31, 2013
	(in millions, except percentages)

Total debt	$1,536.4	$1,559.1
Less: cash and cash equivalents	249.2	154.0

Net debt at end of period	1,287.2	1,405.1

Stockholders' equity	113.4	40.5

Total invested capital at end of period	$1,400.6	$1,445.6

Net debt to capital(d)	91.9%	97.2%

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.

Free Cash Flow(e)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2014	2013	2014	2013
	(in millions)		(in millions)

Net cash provided by operating activities	$86.8	$120.7	$318.4	$223.0

Less: Capital expenditures net of proceeds from the sale of property, plant & equipment, the sale-leaseback of equipment and government grants	(47.6)	(69.8)	(195.3)	(218.7)

Free cash flow	$39.2	$50.9	$123.1	$4.3

________________________________________

(a)
We define EBITDA to be earnings before interest, taxes, depreciation and amortization. For 2014, adjusted EBITDA is defined as EBITDA excluding the impact of the non-cash charge associated with a voluntary one-time lump sum cash payment to certain eligible terminated vested participants in our U.S. pension plans in the fourth quarter of 2014 (“the 2014 Pension Payout Offer”). For 2013, Adjusted EBITDA is defined as EBITDA excluding the impact of debt refinancing and redemption costs and other special charges and restructuring costs. We believe that EBITDA and Adjusted EBITDA are meaningful measures of performance as they are commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and the banking institutions routinely use EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. EBITDA and Adjusted EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined under GAAP. Other companies may calculate EBITDA and Adjusted EBITDA differently.

(b)
Special charges of $35.5 million for the three and twelve months ended December 31, 2014 relate to the 2014 Pension Payout Offer. Special charges of $5.8 million for the twelve months ended December 31, 2013 primarily relate to a net charge of $5.3 million related to the acceleration of expense for stock-based compensation and other benefits earned and vested due to the passing of our Co-Founder and Executive Chairman of the Board of Directors and $0.5 million for the settlement of a National Labor Relations Board proceeding related to the closure of our Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility.

(c)	Net debt is equal to total debt less cash and cash equivalents.

(d)
Net debt to capital is equal to net debt divided by the sum of stockholders' equity and net debt. We believe that net debt to capital is a meaningful measure of financial condition as it is commonly utilized by management, investors and creditors to assess relative capital structure risk. Other companies may calculate net debt to capital differently.

(e)
We define free cash flow to be net cash provided by (or used in) operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment, the sale-leaseback of equipment and government grants. For purposes of calculating free cash flow, AAM excludes the impact of purchase buyouts of leased equipment, if any. We believe free cash flow is a meaningful measure as it is commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. Free cash flow is also a key metric used in our calculation of incentive compensation. Other companies may calculate free cash flow differently.